Amendment No. 2 to Participation Agreement
Franklin Templeton Variable Insurance Products Trust
Franklin/Templeton Distributors, Inc.
Protective Life Insurance Company
First Variable Capital Services, Inc.
Investment Distributors, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Protective Life Insurance Company (“you”), First Variable Capital Services, Inc. and Investment Distributors, Inc., your distributors, on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated January 1, 2004 and subsequently amended May 1, 2006 (the “Agreement”).  The parties now desire to amend the Agreement in this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Paragraph 3.3.1 of Section 3.3 of the Agreement is amended and restated in its entirety as follows:

3.3           Manual Purchase and Redemption

“3.3.1           You are hereby appointed as our designee for the sole purpose of receiving from Contract owners purchase and exchange orders and requests for redemption resulting from investment in and payments under the Contracts that pertain to subaccounts that invest in Portfolios (“Instructions”).  “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC and its current prospectus.  “Close of Trading” shall mean the close of trading on the New York Stock Exchange, generally 4:00 p.m. Eastern Time.  You represent and warrant that all Instructions transmitted to us for processing on or as of a given Business Day (“Day 1”) shall have been received in proper form and time stamped by you prior to the Close of Trading on Day 1.  Such Instructions shall receive the share price next calculated following the Close of Trading on Day 1, provided that we receive such Instructions from you before 9:30 a.m. Eastern Time on the next Business Day (“Day 2”).  You represent and warrant that Instructions received in proper form and time stamped by you after the Close of Trading on Day 1 shall be treated by you and transmitted to us as if received on Day 2.  Such Instructions shall receive the share price next calculated following the Close of Trading on Day 2.  You represent and warrant that you have, maintain and periodically test, procedures and systems in place reasonably designed to prevent Instructions received after the Close of Trading on Day 1 from being executed with Instructions received before the Close of Trading on Day 1.  All Instructions we receive from you after 9:30 a.m. Eastern Time on Day 2 shall be processed by us on the following Business Day and shall receive the share price next calculated following the Close of Trading on Day 2.”

2.	Paragraph 3.4.11 of Section 3.4 of the Agreement is amended and restated in its entirety as follows:

3.4           Automated Purchase and Redemption

“3.4.11  If on any specific day you or Underwriter are unable to meet the NSCC deadline for the transmission of purchase or redemption orders for that day, a party may at its option transmit such orders and make such payments for purchases and redemptions directly to you or us, as applicable, as is otherwise provided in the Agreement; provided, however, that we must receive written notification from you by 9:30 a.m. Eastern Time on any day that you wish to transmit such orders and/or make such payments directly to us.”

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

This Amendment is executed as of September 29, 2006.

The Company:	Protective Life Insurance Company By: Name: R. Stephen Briggs Title: Senior Vice President
Distributors of the Company:	First Variable Capital Services Inc. By: Name: Carolyn King Title: President
Investment Distributors, Inc. By: Name: Edwin V. Caldwell Title: President
The Trust: Only on behalf of each Portfolio listed on Schedule C hereof	Franklin Templeton Variable Insurance Products Trust By: Name: Karen L. Skidmore Title: Vice President
The Underwriter:	Franklin/Templeton Distributors, Inc. By: Name: Thomas Regner Title: Senior Vice President

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